Exhibit 5
Reply Card

Far West Capital, Inc., the general partner of the Far West Electric Energy Fund, L.P., a Delaware limited partnership (the "Fund"), hereby solicits from the limited partners of the Fund written consent to the following Proposed Transaction:
* The sale of substantially all of the Fund's assets for $1,250,000;
* Distribution of the proceeds of sale to the Limited Partners as a final liquidating distribution (estimated to be approximately $33 per limited partnership Unit); and
* Termination of the Fund (generally resulting in approximately $33 of taxable gain per Unit).
The undersigned limited partner hereby votes all of his or her Units as follows:

___ Approve            ___ Disapprove        ___ Abstain

This consent is being solicited by the general partner of the partnership, and must be postmarked on or before _____, 1996 to be counted. When dated and properly executed, this consent will be voted as directed by the Unit holder.

Dated:

 _____________________________________
Signature of Unit holder

______________________________________
Name of Unit holder (please print)